Exhibit 99

Exhibit 99

NACCO Industries, Inc.

2016 Annual Report

Strategic Update

NACCO Industries, Inc. at a Glance

Principal Businesses	2016 Financial Results	Market Positions
North American Coal ("NACoal") *Headquarters: Dallas, Texas* North American Coal mines coal primarily for use in power generation and provides value-added services for natural resource companies.	**NACoal:** Revenues: $111.1 million Operating profit: $5.6 million Net income: $8.2 million Adjusted income:(1) $25.4 million Equity: $105.6 million Return on Equity:(1) 7.5% Return on Capital Employed:(1) 5.2%	**NACoal:** North American Coal is among the ten largest coal producers in the United States. Coal is delivered from developed mines in North Dakota, Texas, Mississippi, Louisiana, and within the Navajo Nation in New Mexico to adjacent or nearby power plants or coal processing facilities.
Hamilton Beach Brands ("HBB") *Headquarters: Richmond, Virginia* HBB is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. HBB has a broad portfolio of some of the most recognized and respected brands in the small electric appliance industry, including Hamilton Beach®, Proctor Silex®, Hamilton Beach® Commercial and Weston®. HBB also sells products under licensed brands such as Wolf Gourmet®* and CHI®**.	**HBB:** Revenues: $605.2 million Operating profit: $43.0 million Net income: $26.6 million Equity: $44.1 million Return on Equity:(1) 51.1% Return on Capital Employed:(1) 30.5%	**HBB:** HBB is a leading company in retail and commercial small appliances, with strong share positions in many of the categories in which it competes. HBB products are primarily distributed through mass merchants, national department stores, wholesale distributors, other retail sales outlets and the Internet.
Kitchen Collection *Headquarters: Chillicothe, Ohio* Kitchen Collection is a national specialty retailer of kitchenware in outlet malls throughout the United States.	**Kitchen Collection:** Revenues: $144.4 million Operating profit: $0.4 million Net loss: $0.4 million Equity: $21.4 million Return on Equity:(1) (1.6%) Return on Capital Employed:(1) (1.2%)	**Kitchen Collection:** Kitchen Collection is a leading specialty retailer of kitchen and related products in outlet malls with 223 stores throughout the United States at December 31, 2016.

(1) This Annual Report contains references to non-GAAP financial measures. Presentations of, and quantitative reconciliations to, the most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") appear on page 14.

*Wolf Gourmet® is a registered trademark of the Sub-Zero Group, Inc.

**CHI® is a registered trademark of Farouk Systems, Inc.

NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail.

Competitive Advantages    Financial Objectives Strategic Initiatives

NACoal:    NACoal: NACoal:

• Coal mines provide steady income and    Earn a minimum return • Using a disciplined approach and utilizing NACoal’s

cash flow before financing activities    on capital employed of core cost-plus business model, pursue:

• Coal sales contracts are structured    13 percent, maintain or – Additional opportunities to serve as a contract

to eliminate exposure to market    increase the profitability miner in new or existing coal mining operations

fluctuations of coal prices    of all existing mining – Opportunities in non-coal mining operations, such

• 1.9 billion tons of lignite coal reserves,    operations and achieve as aggregates or other minerals

of which approximately 1.0 billion tons    income growth from – Opportunities to expand value-added services

are committed to current customers    development of new

• Outstanding operational and techno-    mining and services

logical mining skills    ventures

• Highly efficient heavy equipment

utilization

• Excellent record of environmental

responsibility and employee safety

HBB:    HBB:

• Strong heritage brands with leading    Achieve $750 million in

market shares    sales and a minimum

• Strong relationships with leading    operating profit margin

retailers    target of 10 percent

• Highly professional and experienced

management team

• Successful track record of product

line expansion and new product

innovation

• Industry-leading working capital

management

HBB:

• Enhance placements in the North American consumer business

• Achieve a leadership position in ecommerce by providing best-in-class retailer support and increased consumer engagement

• Expand placements in the “only-the-best” high-end market with strong brands and broad product lines

• Expand internationally in emerging Asian and Latin American markets

• Achieve further penetration of the global commercial market through an enhanced global product line

• Leverage brands, sourcing, distribution and ecommerce expertise to achieve category and channel expansion

Kitchen Collection:    Kitchen Collection: Kitchen Collection:

• Highly analytical merchandising skills    Achieve a minimum • Focus on improvement of comparable store sales growth

and disciplined operating controls    operating profit margin – Enhance sales volume and profitability through refine-

• Strong core Kitchen Collection® store    target of 5 percent ment of store formats and specific product offerings to

portfolio in outlet malls     improve customer transaction closure rates

– Enhance customers’ store experience through

improved customer interaction

• Maintain inventory efficiency and store inventory controls

• Increase sales of higher-margin products

• Optimize store portfolio with Kitchen Collection® stores

in high-traffic locations in strong outlet malls and exit

stores that do not generate acceptable returns

Selected Financial and Operating Data

NACCO Industries, Inc. and Subsidiaries

	Year Ended December 31				
	2016[1]	2015	2014[1]	2013	2012[2,3]
	(In thousands, except per share data)				
Operating Statement Data:					
Revenues	**$856,438**	$915,860	$896,782	$932,666	$873,364
Operating profit (loss)	**$ 41,715**	$ 31,827	$ (66,309)	$ 61,336	$ 67,642
Income (loss) from continuing operations	**$ 29,607**	$ 21,984	$ (38,118)	$ 44,450	$ 42,163
Discontinued operations, net-of-tax[2]	**-**	–	–	–	66,535
Net income (loss)	**$ 29,607**	$ 21,984	$ (38,118)	$ 44,450	$108,698
Basic Earnings (Loss) per Share:					
Income (loss) from continuing operations	**$ 4.34**	$ 3.14	$ (5.02)	$ 5.48	$ 5.04
Discontinued operations, net-of-tax[2]	**-**	–	–	–	7.93
Basic earnings (loss) per share	**$ 4.34**	$ 3.14	$ (5.02)	$ 5.48	$ 12.97
Diluted Earnings (Loss) per Share:					
Income (loss) from continuing operations	**$ 4.32**	$ 3.13	$ (5.02)	$ 5.47	$ 5.02
Discontinued operations, net-of-tax[2]	**-**	–	–	–	7.90
Diluted earnings (loss) per share	**$ 4.32**	$ 3.13	$ (5.02)	$ 5.47	$ 12.92
Per Share and Share Data:					
Cash dividends[3]	**$ 1.0650**	$ 1.0450	$ 1.0225	$ 1.0000	$ 5.3775
Market value at December 31	**$ 90.55**	$ 42.20	$ 59.36	$ 62.19	$ 60.69
Stockholders' equity at December 31	**$ 32.50**	$ 29.42	$ 29.23	$ 37.83	$ 33.68
Actual shares outstanding at December 31	**6,779**	6,837	7,236	7,872	8,353
Basic weighted average shares outstanding	**6,818**	7,001	7,590	8,105	8,384
Diluted weighted average shares outstanding	**6,854**	7,022	7,590	8,124	8,414
Balance Sheet Data at December 31:					
Cash[2]	**$ 80,648**	$ 52,499	$ 61,135	$ 95,390	$139,855
Total assets[2]	**$668,021**	$655,408	$770,520	$809,956	$776,306
Long-term debt[2]	**$120,295**	$160,113	$191,431	$152,431	$135,448
Stockholders' equity	**$220,293**	$201,138	$211,474	$297,780	$281,331

(1) During 2014, NACoal recorded a non-cash, asset impairment charge of $105.1 million pre-tax for Centennial's long-lived asset group. Centennial ceased active mining operations at the end of 2015. During the third quarter of 2016, NACoal recorded an additional non-cash impairment charge of $17.4 million pre-tax related to Centennial's assets.

(2) During 2012, NACCO spun off Hyster-Yale Materials Handling, Inc., a former subsidiary. The results of operations of Hyster-Yale for all periods shown have been reclassified to reflect Hyster-Yale's operating results as discontinued operations.

(3) Cash dividends in 2012 include a one-time special cash dividend of $3.50 per share. The $0.25 dividend paid in the fourth quarter of 2012 was the first regular quarterly dividend following the spin-off of Hyster-Yale.

This Annual Report contains references to non-GAAP financial measures. Presentations of, and quantitative reconciliations to, the most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") appear on page 3 and page 14.

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	Year Ended December 31				
	2016[1]	2015	2014[1]	2013	2012[2]
	(In thousands, except employee data)				
Cash Flow Data:					
Operating Activities					
North American Coal Corporation	**$ 34,940**	$ 95,925	$ (6,082)	$ 29,525	$ 50,158
Hamilton Beach Brands	**58,731**	13,941	18,581	40,754	27,390
Kitchen Collection	**3,833**	12,548	7,097	(10,071)	3,754
NACCO and Other	**(3,569)**	(14,412)	203	(7,143)	(6,967)
Provided by operating activities from continuing operations	**$ 93,935**	$ 108,002	$ 19,799	$ 53,065	$ 74,335
Investing Activities					
North American Coal Corporation	**$ (3,916)**	$ (1,512)	$ (44,143)	$ (56,185)	$ (56,320)
Hamilton Beach Brands	**(4,788)**	(4,775)	(29,516)	(2,278)	(3,215)
Kitchen Collection	**(1,137)**	(1,768)	(792)	(2,113)	(3,852)
NACCO and Other	**24**	(236)	(483)	(158)	(381)
Used for investing activities from continuing operations	**$ (9,817)**	$ (8,291)	$ (74,934)	$ (60,734)	$ (63,768)
Cash Flow before Financing Activities[4]					
North American Coal Corporation	**$ 31,024**	$ 94,413	$ (50,225)	$ (26,660)	$ (6,162)
Hamilton Beach Brands	**53,943**	9,166	(10,935)	38,476	24,175
Kitchen Collection	**2,696**	10,780	6,305	(12,184)	(98)
NACCO and Other	**(3,545)**	(14,648)	(280)	(7,301)	(7,348)
Consolidated Cash Flow before Financing Activities from continuing operations[4]	**$ 84,118**	$ 99,711	$ (55,135)	$ (7,669)	$ 10,567
Provided by (used for) financing activities from continuing operations	**$ (55,710)**	$(108,301)	$ 20,979	$ (36,776)	$ (24,520)
Other Data:					
Adjusted EBITDA[5]	**$ 76,685**	$ 54,929	$ 63,351	$ 88,815	$ 81,946
Total employees at December 31[6]	**3,600**	3,600	4,000	4,100	4,300

(4) Cash Flow before Financing Activities is equal to net cash provided by operating activities less net cash used for investing activities.
(5) Adjusted EBITDA is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of our operating performance. NACCO defines Adjusted EBITDA as income before discontinued operations, long-lived asset and goodwill impairment charges and income taxes plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.
(6) Includes employees of Weston Brands starting in 2014, Centennial from 2012 to 2014 and the unconsolidated mines for all years presented. Excludes employees of Hyster-Yale for all years presented.

	Year Ended December 31				
	2016[1]	2015	2014[1]	2013	2012[2]
	(In thousands)				
Calculation of Adjusted EBITDA[5]					
Net income (loss)	**$ 29,607**	$ 21,984	$ (38,118)	$ 44,450	$ 108,698
Discontinued operations, net of tax	**-**	-	-	-	(66,535)
Centennial long-lived asset impairment charge	**17,443**	-	105,119	-	-
Centennial goodwill impairment charge	**-**	-	-	3,973	-
Income tax provision (benefit)	**4,863**	2,815	(38,455)	11,270	15,865
Interest expense	**5,692**	6,924	7,566	4,775	6,088
Interest income	**(196)**	(474)	(831)	(225)	(162)
Depreciation, depletion and amortization expense	**19,276**	23,680	28,070	24,572	17,992
Adjusted EBITDA[5]	**$ 76,685**	$ 54,929	$ 63,351	$ 88,815	$ 81,946

3

Discussion of 2016 Results

NACCO Industries, Inc. had a solid 2016. Consolidated results showed a substantial improvement over 2015 primarily driven by strong results at the Company’s Hamilton Beach Brands subsidiary. NACCO operates through three separate subsidiaries in the mining, small appliances and specialty retail industries.

NACCO’s largest subsidiary, North American Coal (“NACoal”), performed as expected in 2016. While revenues decreased due largely to the cessation of coal production at Centennial at the end of 2015, net income improved to $8.2 million from $5.6 million in 2015. Both 2016 and 2015 were unfavorably affected by substantial charges and operating losses at NACoal’s Centennial operations.

Excluding Centennial, NACoal reported adjusted income of $25.4 million in 2016 compared with adjusted income of $27.3 million in 2015. “Adjusted income” refers to net income adjusted to exclude Centennial. (For reconciliations from GAAP results to the adjusted non-GAAP results, see page 14.) NACoal’s 2016 adjusted income benefited from a full year of deliveries at Camino Real, commencement of production in May 2016 at Coyote Creek and improved operating results at its limerock operations from a substantial increase in customer deliveries. In addition, Liberty Fuels began delivering coal to its customer for facility testing and commissioning in July 2016. These benefits were more than offset by a decrease in operating results from lower coal sales pricing, as expected, and a reduction in tons sold at Mississippi Lignite Mining Company, as well as higher operating expenses and reduced royalty and other income.

The Company’s Hamilton Beach Brands (“HBB”) subsidiary had an outstanding year. HBB’s 2016 net income increased substantially to $26.6 million from $19.7 million primarily as a result of a shift in sales mix to higher-priced and higher-margin products, along with benefits from lower costs. This improvement was partly offset by reduced sales volumes — the primary driver of the decrease in HBB’s revenues.

A shift in consumer shopping patterns has continued to challenge the retail industry. Despite this, the small loss position of Kitchen Collection, the Company’s retail subsidiary, held steady in 2016. Kitchen Collection was successful in improving its gross margins, average sales transaction value and transaction closure rates while it continued to close unprofitable stores throughout the year. Kitchen Collection’s revenues declined as a result of store closures and it reported a small net loss of $0.4 million in both 2016 and 2015.

Overall, 2016 consolidated net income improved to $29.6 million, or $4.32 per diluted share, from $22.0 million, or $3.13 per diluted share in 2015. Consolidated revenues were $856.4 million in 2016 compared with $915.9 million in 2015. Consolidated adjusted income for the year ended December 31, 2016 was $46.8 million, or $6.82 per diluted share, compared with adjusted income in 2015 of $43.7 million, or $6.22 per diluted share.

The first bucket of coal severed at North American Coal’s Coyote Creek Mine in North Dakota is loaded into a waiting truck on April 15, 2016. Deliveries of coal to the Coyote Station near Beulah, ND began in the second quarter of 2016.

To Our Stockholders

Introduction

NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with an established objective of increasing long-term shareholder wealth, with a particular focus on taxable investors. NACCO Industries operates through three separate and independently managed subsidiaries, with a small core of people performing public company activities at the corporate headquarters.

The North American Coal Corporation, headquartered in Dallas, Texas, mines coal primarily for use in power generation and provides value-added services for natural resource companies.

Hamilton Beach Brands, Inc., headquartered in Richmond, Virginia, is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels.

The Kitchen Collection, LLC, headquartered in Chillicothe, Ohio, is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States.

North American Coal

North American Coal’s (NACoal) mines operate under contracts to supply coal to an individual customer’s power plant or coal processing facility for a long period of time, typically for decades. The mines and the customer facilities are in close proximity, often adjacent to one another. NACoal also provides value-added services, such as maintaining and operating draglines for independently owned limerock quarries through its North American Mining division, operating and maintaining a coal-processing system for a customer’s power plant and providing ash-hauling services for power plants and other facilities.

Unconsolidated Mines

NACoal employs a business model that differs from most other mining industry participants. All but one of NACoal’s contracts include “cost-plus” pricing terms under which NACoal’s compensation includes reimbursement of all operating costs, plus a comparatively small but consistent amount of fees on each ton of coal or heating unit (btu) delivered. The company refers to these cost-plus mines as “unconsolidated mines” because they are not consolidated in the Company’s financial statements. The pre-tax profits generated from these mines are shown separately in the Company’s income statement as “Earnings of unconsolidated mines.” Each cost-plus contract specifies the indices and mechanics by which agreed profits change over time, generally in line with broad measures of U.S. inflation rates. Financing for these mines is supported by, or in some instances actually provided by, NACoal’s customers to minimize costs and is without recourse to NACoal or NACCO.

NACoal took over operations of a mine for the Navajo Transitional Energy Company (NTEC) on January 1, 2017. Under this agreement NACoal, through its wholly owned subsidiary, Bisti Fuels,

acts as NTEC’s contract miner at NTEC’s Navajo Mine, a surface coal mine located within the Navajo Nation near Fruitland, New Mexico. Similar to most of NACoal’s other mining agreements, the agreement with NTEC is a cost-plus arrangement, under which NTEC reimburses Bisti’s operating costs, provides the capital required for the mine and pays NACoal an agreed fee per btu of heating value delivered. NTEC delivers that coal to the third-party owners of the nearby Four Corners Generating Station. Production is anticipated to be 5 million to 6 million tons of coal per year when the Four Corners Generating Station is operating at anticipated levels.

NACoal and its customers strongly believe that the structure of these long-term contracts fully aligns long-term interests of the mine and the customer in a way that assures low customer costs over the long term. NACoal’s analysis of historical data indicates that the power plants served by NACoal are lower-cost producers of electricity on their respective grids.

Consolidated Mines

NACoal has two consolidated mines, one active and one inactive. The Company refers to these mines as “consolidated mines” because their results are consolidated in the Company’s financial statements. NACoal’s active coal mine, Mississippi Lignite Mining Company (MLMC), operates pursuant to a more traditional business model in which NACoal pays all operating costs and provides the capital for the mine.

MLMC delivers coal to a single power plant adjacent to the mine. MLMC’s coal sales price is not subject to spot coal market fluctuations, as its customer pays a contractually agreed-upon price which adjusts monthly, primarily based on changes in the level of established indices, which reflect general U.S. inflation rates, including cost components such as labor and diesel fuel. MLMC’s contract with its customer expires in 2032.

A dragline operated and maintained by NACoal’s North American Mining division excavates lime-rock from a quarry in Florida. North American Mining expanded its Florida dragline services business in 2016 by extending an existing contract and entering into a contract with a new customer.

NACoal ceased coal production at its Alabama mining operation, Centennial Natural Resources, at the end of 2015. The cessation of coal production at Centennial eliminated NACoal’s only direct exposure to coal market price volatility. Centennial continues to evaluate strategies to maximize cash flow, including through the sale of mineral reserves and equipment. Most of the equipment and parts inventory utilized at Centennial were sold in 2016. Cash expenditures related to mine reclamation at Centennial will continue until reclamation is complete, or ownership of, or responsibility for, the mines is transferred. NACoal is also evaluating a range of strategies for its Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions in Alabama and global coal markets improve.

Value-added Services

NACoal’s “cost-plus” business model also applies to its value-added service operations. NACoal maintains and operates draglines for extraction of limerock at independently owned limerock quarries. This business is operated as a division of NACoal, and is referred to as North

American Mining. North American Mining’s compensation includes reimbursement for all costs, plus an agreed profit on cubic yards excavated or limerock delivered. During 2016, NACoal expanded the geographic scope of a cost-plus agreement with an existing customer to cover new quarries in Central Florida and extended this contract through 2023. In addition, during the fourth quarter of 2016, NACoal began operating and maintaining draglines for a new customer in Central Florida under a cost-plus arrangement.

NACoal also provides coal handling, processing and drying services for a number of customers. For example, NoDak Energy Services, LLC operates and maintains a coal processing system for a power plant customer pursuant to a cost-plus arrangement.

North American Coal Royalty Company, a consolidated entity, provides surface and mineral acquisition and lease maintenance services related to NACoal’s operations.

Safety and Environmental Excellence

NACoal consistently ranks among the safest and most environmentally responsible coal mining companies in the country. The National Mining Association ranked NACoal among the safest coal mining companies in the United States based on 2016 Mine Safety and Health Administration (MSHA) incident rates. Safety is at the very core of NACoal’s culture, embedded deeply in employee training programs, operating procedures and best practices shared among all of NACoal’s operations.

NACoal’s permitting, mining and reclamation activities utilize state-of-the-art technology and a commitment to excellence to ensure that activities comply with, or exceed, legal requirements. Work on mine sites is performed with the greatest degree of care to ensure that land is returned to a productive natural state. Frequently, NACoal employees and their families are farmers, ranchers and outdoor enthusiasts who live near mining areas. They care deeply about the land, water and wildlife where they live, and are excellent stewards.

As evidence of this corporate and individual commitment to the environment, NACoal’s Freedom Mine was recognized by the North Dakota Public Service Commission with its 2016 Excellence in Surface Coal Mining and Reclamation Award. The Freedom Mine completed land reclamation ahead of schedule and far in advance of regulatory requirements.

Strategic Initiatives and Long-term View

NACoal’s unconsolidated operations, which constitute a large majority of its earnings and cash flow capabilities, provide a strong core that is central to NACoal’s business model. NACoal has been very fortunate to enter into cost-plus agreements with eight new customers since 2009 to develop or operate new mines, or provide value-added services to customers. Coyote Creek began delivering coal to its customer in mid-2016, Liberty Fuels’ customer began accepting deliveries during the second half of 2016 for startup and testing at its facility, and Bisti Fuels’ customer began accepting deliveries on January 1, 2017. Since 2009, NACoal has also successfully extended a number of key mining contracts with existing customers. NACoal expects to continue to be a low-cost miner of coal for delivery to its customers.

Profitability at MLMC, NACoal’s only operating consolidated coal mine, is affected by its customer’s demand for coal, changes in the indices that determine MLMC’s index-based sales price and actual costs incurred. As diesel fuel is heavily weighted among the indices used to determine coal sales prices, the persistence of low diesel fuel prices negatively affects earnings at MLMC.

Over the longer term, NACoal continues to expect that the earnings of its unconsolidated operations will increase by approximately 50%

Bisti Fuels Company severed its first coal at the Navajo Mine for its customer, Navajo Transitional Energy Company, on January 1, 2017.

The Navajo Mine is located within the Navajo Nation in New Mexico.

from the 2012 level of $45.2 million through the development and maturation of its newer operations and normal escalation of contractual compensation at its existing operations. Income related to NACoal’s newer mines, including the income from commencement of production at Bisti Fuels and increased deliveries at Liberty Fuels, is expected to advance progress toward this goal in 2017 and beyond. In recent years, generally low U.S. inflation rates have slowed the rate by which fees at unconsolidated mines have escalated, and some newer mines, such as Liberty Fuels, have experienced slower than anticipated growth in customer demand. As a result, achievement of the goal to increase earnings of the unconsolidated operations by 50% is currently expected to occur in 2020 or 2021, later than previously anticipated, with the timing ultimately dependent on future inflation rates and customer demand.

NACoal believes that a large majority of consumers in the United States would benefit from a domestic energy policy that balances affordability, energy needs and environmental responsibility. The company believes that, for the foreseeable future, coal must remain an integral part of the nation’s total energy mix for the United States to continue to be competitive in a global economy. NACoal will continue to monitor pending regulations and legislation and will take a leadership role to help encourage reasonable regulation by the government. Importantly, NACoal expects to continue to address changes to domestic environmental regulatory requirements by working collaboratively with its customers, trade associations, representatives of regulatory bodies, and government officials.

Given the unsupportive regulatory environment that has existed over the last several years for developing new traditional coal-fired power plants, and based on lessons learned at Centennial, NACoal continues to take an extremely disciplined approach with respect to growth. This includes thoughtful deployment of NACoal’s core skills, strengths and relationships. Opportunities may exist to serve as a cost-plus contract miner for those who continue to need coal for power generation or other processes using coal. Also, strategic growth could come from projects based on new technologies that utilize coal, such as integrated gasification combined cycle power generation, and production of alternative fuels made from coal, as well as other clean coal technologies and non-traditional products derived from coal. NACoal is working with a range of technical experts and potential partners who could help develop projects based on these technologies. NACoal is also well suited to serve as a cost-plus contract miner in non-coal mining operations, such as aggregates or other minerals.

Any significant growth in domestic coal mining opportunities is largely dependent on the United States adopting a more balanced energy policy in which coal continues to play a key role, including through new coal technologies. Developing new opportunities and securing new contracts is a long-term initiative that will take time. This is a significant strategic priority for NACoal.

Overall, NACoal’s attractive but unusual business model, based largely on long-term cost-plus contracts, provides a solid foundation for all of the company’s coal and limerock mining operations and value-added service businesses. This business model offers generally stable cash flow before financing activities and requires minimal capital investment, other than at MLMC, which will continue to require ongoing replacement capital. NACoal will continue to pursue growth as the company’s newer mines reach full production. NACoal expects to continue its record of operational excellence in safety, environmental stewardship and production at each of its mining operations and, over time, to deliver profitability Hamilton that exceeds its Beach financial Brands objectives .

Overview

Hamilton Beach Brands’ (HBB) vision is to be a leading designer, marketer and distributor of small electric household and specialty housewares appliances and of commercial products sold worldwide under preferred brand names, and to achieve profitable growth from innovative solutions that improve everyday living.

Hamilton Beach Brands’ focus on consumer-driven innovation led to the development of the FlexBrew® Dual Single-Serve coffeemaker which allows the consumer the flexibility to brew either a single cup of coffee or two cups at once.

HBB develops and invests in several core competencies that are critical to achieving that vision. Most importantly, HBB has a culture based on a foundation of Good Thinking®. Whether developing innovation to address consumers’ unmet needs, solving a challenge in the supply chain or partnering with a retail customer, HBB’s Good Thinking® culture provides a meaningful competitive advantage. The only way to maintain that culture is by hiring and retaining talented and dedicated employees globally. In addition, HBB believes it is best in class at sourcing and logistics, as well as support systems to meet the needs of retail and commercial customers. HBB pursues market and product development expertise to help ensure that its products delight consumers across the most desirable market opportunities. Finally, HBB maintains and invests in a strong brand portfolio to increase customer and consumer confidence that HBB’s family of products is right for them.

Strategic Initiatives and Long-term View

HBB’s vision includes delivering sales of approximately $750 million over time by focusing on its key strategic initiatives. As the company focuses on this target sales level, HBB expects to take advantage of increasing economies of scale to improve its return on sales. HBB’s strategic initiatives are as follows:

Placement Expertise: The most impactful component of increasing market presence and profitability is through increasing placements and revenue in HBB’s core North American consumer business. The company’s product and placement track record is strong due to innovation processes centered on understanding and meeting end-user needs and focusing on quality and best-in-class customer service. In the North American consumer market, HBB believes it has a stronger and deeper portfolio of new products than its competitors. HBB will continue to introduce new products across a

The Hamilton Beach® Professional 14-Cup Dicing food processor, one of the products in Hamilton Beach’s premium line of counter-top kitchen appliances, brings commercial quality performance to the consumer’s kitchen.

wide range of brands, price points and categories, leveraging its strong brand portfolio which includes Proctor Silex®, Hamilton Beach®, Weston®, Wolf Gourmet®, Hamilton Beach® Professional and a new brand addition, CHI®, in 2017. HBB’s placement success during the past several years has enabled the Hamilton Beach® brand to become the number-one small kitchen appliance brand in the United States as measured by units sold.

Ecommerce: Ecommerce plays a significant role in the industries in which HBB competes. The U.S. small appliance industry has one of the highest ecommerce penetration levels, with over 25% of total industry revenue generated through ecommerce partners. Ecommerce penetration in other countries varies significantly, but it is growing quickly in every country where HBB competes. HBB is investing in people, products and capabilities to ensure its global ecommerce sales grow at a faster rate than the industry. Retailers are looking for partners that can not only provide products, but also have the capabilities and support for promotion, marketing and distribution programs appropriate for the online channel. As consumers’ shopping habits evolve to rely more on the Internet, HBB is focused on providing best-in-class retailer support, increasing engagement with end users, including maintaining websites that are appropriate for mobile devices, and enhancing its programs designed to make HBB the preferred partner for small appliances.

Only-the-Best Expansion: HBB has increased focus and investment around its strategy to become a leader in the “only-the-best” high-end small appliance market segment. This segment accounts for approximately one-third of the U.S. small kitchen appliance market as measured by revenue, and the target consumer is financially strong. This “only-the-best” segment offers a strong growth opportunity in an area in which HBB has not historically participated. HBB participates in the “only-the-best” high-end small kitchen appliance market segment through a multi-year licensing agreement with Sub-Zero Group, Inc., which began in 2014. The first phase of Wolf Gourmet® products, including small appliances, cutlery and cookware, is currently available in a number of North American retail outlets and is selling well. A robust roadmap of additional product introductions is scheduled over the coming years, and HBB expects to expand distribution to additional countries around the globe. In addition, HBB recently launched the Hamilton Beach® Professional line, which was created to leverage HBB’s commercial product development expertise and provide products that enable consumers to achieve professional results at home. HBB is expanding the Weston® brand, which is focused on the food-to-table and farm-to-table segments, to include products sold in the “only-the-best” category. CHI® is the most recent addition to HBB’s brand portfolio. HBB expects to introduce a CHI®-branded garment care line as a result of a multi-year licensing deal with Farouk Systems, Inc., the owner of the CHI® brand and a proven global leader in the fashion industry.

International Market Growth: HBB is focused on expanding its retail presence internationally, specifically in the emerging growth markets of Asia and Latin America. To achieve this growth, HBB is working to enhance its understanding of local consumers’ needs, developing products to meet those needs and increasing sales and marketing resources allocated to these markets, especially in the mid- to high-end segments. While HBB has a long-standing presence in the global commercial products market, HBB’s historical strength in the retail segment has been in the U.S. consumer goods market, with approximately 20% of its total sales occurring outside the United States in 2016. HBB’s objective is to increase international sales to 35 to 45% of total sales by concentrating on key markets. HBB’s efforts will focus on continuing to expand its established positions in Canada, Mexico, Central America and South America, as well as further expanding HBB’s position in the emerging markets of China and Brazil. HBB expects to selectively pursue other markets primarily by leveraging the Hamilton Beach® and Wolf Gourmet® brands.

Hamilton Beach Brands’ Wolf Gourmet® blender, 4-Slice toaster and 2-Slice toaster are some of the latest products available in a line of luxury countertop appliances created through a licensing agreement with Sub-Zero Group, Inc.

Global Commercial Leadership: While HBB has a leading position in the commercial market, it continues to focus on achieving further penetration of the global commercial market through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets. HBB is enhancing its global commercial product line, particularly with innovative, new juicing, blending and mixing platforms, and is strengthening its food service and hospitality offerings to achieve further market penetration in this segment. As the Internet begins to alter the food-service industry from a product marketing, customer penetration and selling perspective, HBB is increasing investments and expertise to ensure it has industry-leading capabilities.

Category and Channel Expansion: Driven by changes brought about by ecommerce, HBB sees a meaningful opportunity to leverage its brands, sourcing, distribution and ecommerce expertise by expanding more quickly into new appliance categories through ecommerce partners. Consumers trust HBB to bring high-quality, safe products to market at the right value proposition. Once HBB establishes ecommerce success in a particular new category, it expects to be well positioned to expand those new categories into existing and new physical retail outlets.

HBB made meaningful progress in most segments of its business in 2016. HBB believes it is well-positioned to continue its leadership position in the retail and commercial small appliance industries. Achieving its $750 million sales objective will help move the company toward achieving its near-term financial objective of 8% operating profit margin and its long-term financial objective of a minimum 10% operating profit margin in the years ahead. It also expects to continue to be a substantial generator of cash flow before financing activities, with a continued low level of capital expenditures required.

Kitchen Collection

Kitchen Collection’s vision is to be a leading specialty retailer of kitchenware in outlet malls throughout the United States. A shift in consumer shopping patterns has led to declining consumer traffic to physical retail locations and reduced in-store transactions as consumers buy more over the Internet or utilize the Internet for comparison shopping. Financial pressures on middle-market consumers interested in housewares and small appliances continue to persist and have also adversely affected sales trends in these categories over the last few years.

Over the past several years, Kitchen Collection has taken a number of strategic steps to position the business to deliver an acceptable financial return in the near term. A number of performance metrics have shown meaningful improvement while other important challenges persist. Kitchen Collection has consistently generated strong gross margins, closed unprofitable stores, reduced the inventory levels needed to run the business, increased cash flow, improved its customer transaction closure rate and reduced overhead costs. While these efforts have significantly improved and stabilized performance of the business, the progress has not been enough to overcome the challenge of reduced foot traffic to physical retail locations.

As the business moves into 2017, Kitchen Collection will continue to focus on the core Kitchen Collection® store format in outlet malls. Additional store closures are likely as Kitchen Collection continues to focus on a smaller core group of profitable Kitchen Collection® outlet stores. The company will continue to optimize its store portfolio with stores in high-traffic locations in strong outlet malls and exit stores that do not generate acceptable returns. Importantly, focus will remain on improving comparable store sales growth. Kitchen Collection expects to accomplish this by increasing customer transaction closure rates through further refinement of its format, ongoing review of specific product offerings, merchandise mix, store displays and appearance, and enhancing customers’ store experience through improved customer interactions. A particular focus will be on increasing sales of higher-margin products. Nonetheless, at the current foot traffic levels, reaching the company’s long-term 5% operating profit margin target will be challenging. Capital expenditures are expected to be modest, and cash flow before financing activities is expected to be positive.

Overall, Kitchen Collection is dealing with a difficult environment and evolving aggressively

Conclusion in a constructive and manner NACCO . Outlook

NACCO is a strong, multi-industry company with leading businesses in the mining and small appliances industries. The Company continues to believe HBB’s growth opportunities are significant. NACCO is confident that HBB has the right strategic initiatives in place to move it closer to achieving its long-term growth and financial objectives. While growth opportunities are also significant at NACoal, they are largely based on growth at existing and newer mines and expansion of value-added services for natural resource companies. Both HBB and NACoal will be prudent in pursuing any new opportunities. Kitchen Collection’s long-term prospects at this time are uncertain, but its near-term prospects are positive and should improve. NACCO is well-positioned to support its individual businesses in the years ahead. Each subsidiary is benefitting from programs previously put in place which, when combined with the initiatives now being implemented, should improve income and return on total capital employed at each business over the next few years. In addition, the Company expects North American Coal and Hamilton Beach to generate significant cash flow before financing over time, which it expects to use mainly to pay dividends, repurchase stock, when that is an attractive investment for its shareholders, and reduce debt. Of course, NACoal and HBB will continue to look for internal and external opportunities to expand their range of activities in the long term.

In May 2016, the Company announced a stock repurchase program, which permits the repurchase of up to $50 million of the Company’s outstanding Class A common stock. Since inception, NACCO has repurchased approximately 109,300 shares for an aggregate purchase price of $6.0 million.

In closing, we would like to thank all of our subsidiaries’ customers, retailers and suppliers, and all of NACCO’s stockholders, for their continued support. Most importantly, we would also like to thank all employees of NACCO and its subsidiary companies for their continued hard work. We continue to have great confidence in the management teams leading each of our subsidiaries and the parent company, and we are confident these teams can successfully implement their respective strategic initiatives to enhance the Company’s sales and profits over the next few years.

Chairman, President and . Chief Executive Officer

NACCO Industries, Inc

President Chief Executive Officer

The North and American Coal Corporation

Gregory H. Trepp

President and Chief Executive Officer

Hamilton Beach Brands, Inc.

Chief Executive Officer

The Kitchen Collection, LLC

Supplemental Data

Reconciliation of 2016 and 2015 Net Income "As reported" to Adjusted Income:

(In thousands, except per share data)

	NACoal	Consolidated	
	Year Ended 2016	Year Ended 2016	Diluted earnings per share
2016 Net Income, as reported	$ 8,244	$ 29,607	$ 4.32
Adjustments to eliminate Centennial	17,159	17,159	2.50
2016 Adjusted Income	$ 25,403	$ 46,766	$ 6.82
	Year Ended 2015	Year Ended 2015	Diluted earnings per share
2015 Net Income, as reported	$ 5,619	$ 21,984	$ 3.13
Adjustments to eliminate Centennial	21,684	21,684	3.09
2015 Adjusted Income	$ 27,303	$ 43,668	$ 6.22

Adjusted Income is a measure of income that differs from Net Income measured in accordance with U.S. GAAP. The Company has reported Adjusted Income and Diluted earnings per share for the years ended December 31, 2016 and 2015 excluding the net effect of adjustments to eliminate Centennial. Management believes a discussion excluding these adjustments to eliminate Centennial is more reflective of NACCO's underlying business operations and enables investors to better understand the results of operations of the Company.

Calculation of Return on Capital Employed and Return on Equity:

(In thousands, except percentage data)

2016	NACoal	HBB	Kitchen Collection
2016 Average Equity (12/31/2015 and each of 2016's quarter ends)	$ 110,554	$ 51,954	$ 21,633
2016 Average Debt (12/31/2015 and at each of 2016's quarter ends)	108,020	40,167	3,082
2016 Average Cash (12/31/2015 and at each of 2016's quarter ends)	(10,884)	(2,616)	(5,370)
Total 2016 average capital employed	$ 207,690	$ 89,505	$ 19,345
2016 Net income (loss), as reported	$ 8,244	$ 26,557	$ (355)
Plus: 2016 Interest expense, net	4,140	1,165	209
Less: Income taxes on 2016 interest expense at 38%*	(1,573)	(443)	(79)
Actual return on capital employed = actual net income (loss) before interest expense, net, after tax	$ 10,811	$ 27,279	$ (225)
Actual return on capital employed percentage[1]	5.2%	30.5%	(1.2%)
Actual return on equity percentage[2]	7.5%	51.1%	(1.6%)

2015	NACoal	HBB	Kitchen Collection
2015 Average Equity (12/31/2014 and each of 2015's quarter ends)	$ 107,240	$ 51,541	$ 30,101
2015 Average Debt (12/31/2014 and at each of 2015's quarter ends)	132,308	58,870	795
2015 Average Cash (12/31/2014 and at each of 2015's quarter ends)	(2,886)	(1,373)	(4,681)
Total 2015 average capital employed	$ 236,662	$ 109,038	$ 26,215
2015 Net income (loss), as reported	$ 5,619	$ 19,749	$ (420)
Plus: 2015 Interest expense, net	4,545	1,775	131
Less: Income taxes on 2015 interest expense at 38%**	(1,727)	(675)	(50)
Actual return on capital employed = actual net income (loss) before interest expense, net, after tax	$ 8,437	$ 20,849	$ (339)
Actual return on capital employed percentage[1]	3.6%	19.1%	(1.3%)
Actual return on equity percentage[2]	5.2%	38.3%	(1.4%)

(1) Return on capital employed is provided solely as a supplemental disclosure with respect to income generation because management believes it provides useful information with respect to earnings in a form that is comparable to the Company's cost of capital employed, which includes both equity and debt securities, net of cash.

(2) Return on equity is defined as net income divided by average equity.

*Tax rate of 38% represents the Company's target marginal tax rate compared with 2016's effective income tax rate of 14.1%.
** Tax rate of 38% represents the Company's target marginal tax rate compared with 2015's effective income tax rate of 11.4%.

14

Directors and Officers

NACCO Industries, Inc.

Directors:

John P. Jumper
Retired Chief of Staff, United States Air Force

Dennis W. LaBarre
Retired Partner, Jones Day

Michael S. Miller
Retired Managing Director, The Vanguard Group

Richard de J. Osborne
Retired Chairman and Chief Executive Officer, ASARCO Incorporated

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer, NACCO Industries, Inc.
Chairman, President and Chief Executive Officer, Hyster-Yale Materials Handling, Inc.

James A. Ratner
Non-Executive Chairman of Forest City Realty Trust, Inc.

Britton T. Taplin
Self-employed (personal investments)

David F. Taplin
Self-employed (tree farming)

David B. H. Williams
Partner of Williams, Bax & Saltzman, P.C.

Officers:

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer

J.C. Butler, Jr.
Senior Vice President-Finance, Treasurer and Chief Administrative Officer
President and Chief Executive Officer – The North American Coal Corporation

Elizabeth I. Loveman
Vice President and Controller

John D. Neumann
Vice President, General Counsel and Secretary

Miles B. Haberer
Associate General Counsel

Mary D. Maloney
Associate General Counsel, Assistant Secretary and Senior Director-Benefits & Human Resources

Gregory H. Trepp
President and Chief Executive Officer – Hamilton Beach Brands, Inc.
Chief Executive Officer – The Kitchen Collection, LLC

Jesse L. Adkins
Associate Counsel and Assistant Secretary

Thomas A. Maxwell
Director of Financial Planning and Analysis and Assistant Treasurer

Officers of Subsidiaries

The North American Coal Corporation

Alfred M. Rankin, Jr.
Chairman

J.C. Butler, Jr.
President and Chief Executive Officer

Carroll L. Dewing
Vice President-Operations

Miles B. Haberer
Associate General Counsel, Assistant Secretary and President, North American Coal Royalty Company

Mary D. Maloney
Associate General Counsel and Assistant Secretary

John D. Neumann
Vice President, General Counsel and Secretary

J. Patrick Sullivan, Jr.
Vice President and Chief Financial Officer

Harry B. Tipton III
Vice President-Engineering

Jesse L. Adkins
Associate Counsel and Assistant Secretary

Eric A. Dale
Treasurer and Senior Director, Financial Planning and Analysis

John R. Pokorny
Controller

Hamilton Beach Brands, Inc.

Alfred M. Rankin, Jr.
Chairman

Gregory H. Trepp
President and Chief Executive Officer

Gregory E. Salyers
Senior Vice President, Global Operations

R. Scott Tidey
Senior Vice President, North America Sales and Marketing

Keith B. Burns
Vice President, Engineering and Information Technology

Erin M. Israel
Vice President, Marketing and Business Development

Dana B. Sykes
Vice President, General Counsel and Secretary

James H. Taylor
Vice President and Chief Financial Officer

Richard E. Moss
Senior Director, Finance & Treasurer

J.C. Butler, Jr.
Assistant Secretary

John D. Neumann
Assistant Secretary

D. Scott Butler
Corporate Controller

The Kitchen Collection, LLC

Alfred M. Rankin, Jr.
Chairman

Gregory H. Trepp
Chief Executive Officer

Robert O. Strenski
President

Randy L. Sklenar
Vice President, Field Operations and Human Resources

L. J. Kennedy
Director of Finance, Treasurer and Secretary

J.C. Butler, Jr.
Assistant Secretary

John D. Neumann
Assistant Secretary

Corporate Information

Annual Meeting
The Annual Meeting of Stockholders of NACCO Industries, Inc. will be held on May 9, 2017, at 2:30 p.m. at the corporate office located at:
5875 Landerbrook Drive, Cleveland, Ohio 44124

Form 10-K
Additional copies of the Company's Form 10-K filed with the Securities and Exchange Commission are available free of charge through NACCO Industries' website (**www.nacco.com**) or by request to:
Investor Relations
NACCO Industries, Inc.
5875 Landerbrook Drive, Suite 220
Cleveland, Ohio 44124
(440) 229-5130

Stock Transfer Agent and Registrar
Stockholder Correspondence:
Computershare
P.O. Box 30170
College Station, TX 77842-3170

Overnight Correspondence:
Computershare
211 Quality Circle, Suite 210
College Station, TX 77845

(800) 622-6757 (U.S., Canada and Puerto Rico)
(781) 575-4735 (International)

Legal Counsel
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606

Independent Registered Public Accounting Firm
Ernst & Young LLP
950 Main Ave., Suite 1800
Cleveland, Ohio 44113

Stock Exchange Listing
The New York Stock Exchange
Symbol: NC

Investor Relations Contact
Investor questions may be addressed to:
Investor Relations
NACCO Industries, Inc.
5875 Landerbrook Drive, Suite 220
Cleveland, Ohio 44124
(440) 229-5130
E-mail: **ir@naccoind.com**

NACCO Industries Website
Additional information on NACCO Industries may be found at the corporate website, **www.nacco.com**. The Company considers this website to be one of the primary sources of information for investors and other interested parties.

Subsidiary Company Websites
The websites for NACCO's subsidiaries are as follows:

Hamilton Beach Brands-U.S.:
www.hamiltonbeach.com
www.proctorsilex.com
www.commercial.hamiltonbeach.com
Hamilton Beach Brands-Mexico:
www.hamiltonbeach.com.mx
Weston Brands:
www.westonproducts.com
Kitchen Collection:
www.kitchencollection.com
North American Coal:
www.nacoal.com

MIX
Paper from responsible sources
FSC® C003197

The FSC® Trademark identifies wood fibers coming from forests which have been certified in accordance with the rules of the Forest Stewardship Council®.

Environmental Benefits

This Annual Report on Form 10-K is printed using post-consumer waste recycled paper and vegetable-based inks.
By using this environmental paper, NACCO Industries, Inc. saved the following resources:

29 trees preserved for the future	83 lbs. waterborne waste not created	12,260 gal. wastewater flow saved	1,356 lbs. solid waste not generated	2,671 lbs. net greenhouse gases prevented	20,442,500 BTUs energy not consumed

FSC is not responsible for these calculations. Calculations per Mohawk Environmental Calculator.

NACCO Industries, Inc.

5875 Landerbrook Drive, Suite 220 • Cleveland, Ohio 44124

An Equal Opportunity Employer